Exhibit 3.3.2

CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION

OF

SALON MEDIA GROUP, INC.

It is hereby certified that:

1.	The name of the corporation is SALON MEDIA GROUP, INC. (the “Corporation”).

2.	Paragraph (A) of Article Fourth of the Restated Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

“(A) The Corporation is authorized to issue a total of 155,000,000 shares of stock in two classes designated respectively “Preferred Stock” and “Common Stock”. The total number of shares of all series of Preferred Stock that the Corporation shall have the authority to issue is 5,000,000, and the total number of shares of Common Stock that the Corporation shall have the authority to issue is 150,000,000. All of the authorized shares shall have a par value of $0.001.”

3.

The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on April 18, 2013.

SALON MEDIA GROUP, INC.

/s/ Cynthia Jeffers

Cynthia Jeffers, Chief Executive Officer